Exhibit 99.1

RPM Reports Results for Fiscal 2020 Fourth Quarter and Year End

•	RPM’s strategically balanced operating company portfolio and MAP to Growth program mitigate impact on results of Covid-19 pandemic

•	Fourth-quarter sales declined 8.9%, diluted EPS decreased 17.6%, and adjusted diluted EPS was down 8.9%

•	Fiscal 2020 full-year net income increased 14.2%, diluted EPS rose 16.4% and EBIT was up 13.0%

•	Record operating cash flow of $550 million generated due to good working capital management and margin improvement initiatives

•

After easing of lockdown restrictions, RPM expects to resume growth seen in recent quarters, with fiscal 2021 first-quarter outlook anticipating net sales growth in low single digits and adjusted EBIT growth of 20% or more

MEDINA, OH – July 27, 2020 – RPM International Inc. (NYSE: RPM), a world leader in specialty coatings, sealants and building materials, today reported financial results for its fiscal 2020 fourth quarter and year ended May 31, 2020.

“As anticipated, our growth was temporarily impacted by the Covid-19 pandemic, but proactive measures, including our MAP to Growth program, helped mitigate the impact on our bottom line,” stated RPM chairman and CEO Frank C. Sullivan. “As a result, while our fourth-quarter adjusted diluted earnings per share were below last year’s all-time high levels, they were still our second best on record.”

“RPM’s consolidated sales decline of 8.9% for the quarter reflected the impact of Covid-19 which, to various degrees, interrupted our manufacturing and distribution operations, as well as the maintenance, repair and construction activities of our customers around the world. On a geographic basis, our sales were essentially flat in the U.S., where construction and hardware channels were deemed essential, but were down about 25% in international markets, where these industries were halted to control the spread of the virus. Our better-than-expected top-line results were largely driven by growing demand in the U.S. for our Consumer Group’s small project paints, caulks, sealants, repair products, wood stains and specialty cleaners. The segment experienced record demand for these products via e-commerce retailers, as well as the online portals and brick-and-mortar stores of its DIY home improvement retail partners. The Consumer Group’s strong performance relative to our other segments underscores the benefit of our operating company portfolio, which is strategically balanced between consumer and industrial businesses,” continued Sullivan.

“Over the course of the pandemic, we have remained focused on protecting the health and well-being of our associates and their family members. We instituted comprehensive safety protocols to keep our employees healthy in the workplace, while allowing associates whose jobs can effectively be performed remotely to do so,” stated Sullivan. “During the quarter, a number of our plants around the world were temporarily closed due to Covid-19, either because of government mandates or for disinfecting and cleaning. Thanks to our associates’ efforts to follow our protocols, nearly all of our manufacturing facilities have been open and operational since our fiscal year end.”

RPM Reports Results for Fiscal 2020 Fourth Quarter and Year End

July 27, 2020

Fourth-Quarter Consolidated Results

Fiscal 2020 fourth-quarter net sales were $1.46 billion compared to the $1.60 billion reported in the year-ago period, or a decline of 8.9%. Net income was $109.3 million compared to net income of $133.4 million in the prior-year period. Diluted earnings per share (EPS) were $0.84 compared to diluted EPS of $1.02 in the year-ago quarter. Income before income taxes (IBT) was $146.9 million compared to $176.9 million reported in the same period last fiscal year. RPM’s consolidated earnings before interest and taxes (EBIT) were $169.8 million compared to $204.6 million reported in the fiscal 2019 fourth quarter.

The fourth quarter included restructuring and other charges of $43.8 million during fiscal 2020 and $36.8 million in fiscal 2019 that are not indicative of RPM’s ongoing operations. Excluding these charges, RPM’s adjusted EBIT was $213.6 million compared to $241.4 million during the year-ago period, or a decline of 11.5%. The company has excluded the impact of all gains and losses from marketable securities from adjusted EPS, as their inherent volatility is outside of management’s control and cannot be predicted with any level of certainty. These investments resulted in a net after-tax loss of $1.9 million for the fourth quarter of fiscal 2020 and a net after-tax loss of $1.7 million during the same quarter last year. Excluding the restructuring and other adjustments, as well as investment losses, fiscal 2020 fourth-quarter adjusted diluted EPS declined 8.9% to $1.13 compared to $1.24 in fiscal 2019.

“The decline in adjusted diluted EPS was equivalent to the decrease in sales, illustrating our quick response to protect margins by reducing costs during the economic downturn, as well as the ongoing success of our MAP to Growth operating improvement program,” stated Sullivan. “Covid-19 safety protocols limited travel and access to our facilities, which slowed some of the manufacturing improvement and ERP consolidation activities that are part of our MAP to Growth program. However, in response to the economic downturn created by the pandemic, we quickly took proactive measures to accelerate the MAP to Growth program’s cost-reduction initiatives with a focus on delayering management and other areas of administration. We have also focused on generating cash flow and maintaining liquidity.”

Fourth-Quarter Segment Sales and Earnings

Construction Products Group net sales were $472.4 million during the fiscal 2020 fourth quarter, which was a decline of 15.6% compared to fiscal 2019 fourth-quarter net sales of $559.6 million, reflecting a decline in organic growth of 13.9%, while acquisitions contributed 0.7% to sales. Foreign currency translation reduced sales by 2.4%. Segment IBT was $70.4 million compared to $82.4 million a year ago. EBIT was $72.4 million versus EBIT of $83.8 million in the fiscal 2019 fourth quarter. The segment incurred $5.0 million in restructuring and other expenses during the fourth quarter of fiscal 2020 and $4.1 million in restructuring-related expenses during the same period of fiscal 2019. Excluding these charges, fiscal 2020 fourth-quarter adjusted EBIT was $77.3 million compared to adjusted EBIT of $87.9 million reported during the year-ago period, representing a decline of 12.1%.

“The point of strength in our Construction Products Group was its U.S. roofing business, which achieved good top- and bottom-line growth. Because roofing projects are completed outdoors and do not require entry into customers’ facilities, we were able to continue with limited interruption from the pandemic,” stated Sullivan. “Overall, the segment fared better in the U.S., where construction was generally deemed

RPM Reports Results for Fiscal 2020 Fourth Quarter and Year End

July 27, 2020

an essential industry and continued to operate with moderate disruption versus certain international markets, where construction was not considered essential and resulted in significant sales declines for the quarter. International results were further affected by currency headwinds. While the segment’s sales declined during the quarter, earnings declined at a lesser rate, due largely to our operating improvement plan, which included the consolidation of two manufacturing facilities, and proactive measures taken to trim expenses.”

Performance Coatings Group net sales were $235.1 million during the fiscal 2020 fourth quarter, which declined by 20.2% versus net sales of $294.5 million reported a year ago. Organic sales declined 18.3%, while acquisitions contributed 0.2%. Foreign currency translation reduced sales by 2.0%. Segment IBT was $18.7 million compared to $32.4 million reported a year ago. EBIT was $18.7 million compared to $32.5 million in the fiscal 2019 fourth quarter. The segment reported fourth-quarter restructuring-related charges and acquisition costs of $4.9 million in fiscal 2020 and restructuring-related and other charges of $2.2 million in fiscal 2019. Adjusted EBIT, which excludes these charges, was $23.7 million during the fourth quarter of fiscal 2020 compared to adjusted EBIT of $34.7 million during the year-ago period, representing a decline of 31.9%.

“The leadership at our Performance Coatings Group quickly took action to respond to the pandemic-induced economic downturn by delayering management and aggressively reducing fixed costs, particularly in the parts of the business that serve the energy industry and other affected sectors,” stated Sullivan. “This segment also performed better in the U.S. than internationally. Some of the primary customers for its flooring business, such as those in food, beverage, healthcare and pharmaceuticals, were classified as essential but have limited contractor access to their facilities in order to reduce the spread of Covid-19. Although segment sales declined, earnings did not decrease as much as would be expected on a decremental basis. This was a result of the operating improvements that were implemented as part of our MAP to Growth program.”

Consumer Group net sales were $616.2 million during the fourth quarter of fiscal 2020, an increase of 6.7% compared to net sales of $577.5 million reported in the fourth quarter of fiscal 2019. Organic sales increased 7.7%. Foreign currency translation reduced sales by 1.0%. Consumer Group IBT was $74.6 million compared to $99.4 million in the prior-year period. EBIT was $74.7 million compared to $99.5 million in the fiscal 2019 fourth quarter. The segment incurred restructuring-related expenses of $29.8 million during the fiscal 2020 fourth quarter and $9.3 million during fiscal 2019. Excluding these charges, fiscal 2020 fourth-quarter adjusted EBIT was $104.5 million compared to adjusted EBIT of $108.8 million reported during the prior-year period, or a decline of 4.0%.

“Our Consumer Group had very strong top-line growth in the U.S., with sales up 12% as home improvement retailers and hardware stores remained open and consumers gained additional time for home improvement, maintenance and repair projects because of stay-at-home orders across the country. International markets struggled due to stricter lockdown orders with retail channels shut down or only offering online orders or curbside pickup,” stated Sullivan. “The decline in earnings resulted from increased expenses necessary to operate during the pandemic, including extra safety costs and escalating supply chain expense associated with spiking e-commerce orders. These costs were not passed along to customers because we view them as temporary. As part of our MAP to Growth program we closed a manufacturing plant in Australia, which will benefit our bottom line in the coming quarters.”

RPM Reports Results for Fiscal 2020 Fourth Quarter and Year End

July 27, 2020

The Specialty Products Group reported net sales of $135.2 million during the fourth quarter of fiscal 2020, which declined by 20.3% compared to net sales of $169.7 million in the fiscal 2019 fourth quarter. Organic sales decreased 23.1%, while acquisitions contributed 3.6% to sales. Foreign currency translation reduced sales by 0.8%. Segment IBT was $2.9 million compared with $20.0 million in the prior-year period. EBIT was $3.0 million compared to $19.9 million in the fiscal 2019 fourth quarter. The segment reported fourth-quarter restructuring-related charges of $4.4 million in fiscal 2020 and restructuring-related and other charges of $6.3 million in fiscal 2019. Adjusted EBIT, which excludes these charges, was $7.3 million in the fiscal 2020 fourth quarter, a decline of 72.0% compared to adjusted EBIT of $26.2 million in fiscal 2019.

“The Specialty Products Group, which accounted for 9% of the quarter’s consolidated sales, was challenged because of struggles in the OEM markets it serves with its wood coatings, powder coatings, fluorescent pigments and other products,” Sullivan stated. “For example, the furniture and marine distribution channels that the segment serves were closed for an extended period in the U.S. because they were not classified as essential industries.”

Full-Year Consolidated Results

Fiscal 2020 full-year net sales were $5.51 billion, or down 1.0% compared to $5.56 billion during fiscal 2019. Organic sales declined 0.8%, while acquisitions added 1.1%. Foreign currency translation reduced sales by 1.3%. Net income was $304.4 million, an increase of 14.2% compared to $266.6 million in fiscal 2019. Diluted EPS increased 16.4% to $2.34 versus $2.01 a year ago. IBT was $407.8 million compared to $339.8 million reported in fiscal 2019. EBIT was $499.0 million, an increase of 13.0% versus the $441.5 million reported last year.

Fiscal 2020 and 2019 included restructuring and other charges of $121.3 million and $126.0 million, respectively. Excluding those charges in both years, RPM’s adjusted EBIT was up 9.3% to $620.3 million compared to adjusted EBIT of $567.5 million last year. Investments resulted in a net after-tax gain of $1.1 million during fiscal 2020 and an after-tax loss of $7.7 million last year. Excluding the restructuring and other charges, as well as investment gains and losses, adjusted diluted EPS for fiscal 2020 increased 13.3% to $3.07 compared to $2.71 in fiscal 2019.

Full-Year Segment Sales and Earnings

Construction Products Group fiscal 2020 full-year sales were $1.88 billion, a decrease of 1.0% compared to $1.90 billion during fiscal 2019. Organic sales decreased 1.1%, while acquisitions added 1.9%. Foreign currency translation reduced sales by 1.8%. IBT was $209.7 million versus year-ago IBT of $178.8 million. Segment EBIT was $217.9 million, an increase of 16.4% over EBIT of $187.2 million in fiscal 2019. The segment incurred restructuring and other expenses of $14.2 million during fiscal 2020 and $14.2 million during fiscal 2019. Excluding these charges, fiscal 2020 adjusted EBIT increased 15.3% to $232.1 million from $201.4 million reported for fiscal 2019.

Performance Coatings Group fiscal 2020 full-year sales declined by 4.9% to $1.08 billion from $1.14 billion during fiscal 2019. Organic sales decreased 3.7%, while acquisitions added 0.4%. Foreign currency translation reduced sales by 1.6%. IBT was $102.3 million versus year-ago IBT of $77.4 million. Segment EBIT was $102.3 million, an increase of 31.4% over EBIT of $77.9 million during

RPM Reports Results for Fiscal 2020 Fourth Quarter and Year End

July 27, 2020

fiscal 2019. The segment reported restructuring-related charges and acquisition costs of $19.4 million in fiscal 2020 and restructuring, acquisition and other charges of $36.0 million in fiscal 2019. Adjusted EBIT, which excludes these charges, increased 6.9% to $121.8 million during fiscal 2020 from adjusted EBIT of $113.9 million during the prior year.

In the Consumer Group, fiscal 2020 sales were up 4.7% to $1.95 billion from $1.86 billion during fiscal 2019. Organic sales increased 5.1%, while acquisitions added 0.5%. Foreign currency reduced sales by 0.9%. IBT was $198.0 million compared to year-ago IBT of $217.4 million. Consumer Group fiscal 2020 EBIT was $198.3 million compared to $218.0 million reported a year ago. The segment incurred restructuring-related expenses of $54.7 million during fiscal 2020 and $12.9 million during fiscal 2019. Excluding these charges, fiscal 2020 adjusted EBIT was $253.0 million, an increase of 9.6% over adjusted EBIT of $230.9 million reported during the prior period.

Specialty Products Group fiscal 2020 sales were $601.0 million compared to $670.2 million a year ago, representing a decline of 10.3%. Organic sales decreased 11.4%. Acquisitions added 1.7%, while foreign currency translation reduced sales by 0.6%. IBT was $57.9 million versus year-ago IBT of $86.0 million. Fiscal 2020 EBIT in the segment was $58.0 million versus $85.6 million in the same period a year ago. The segment reported restructuring-related charges and acquisition costs of $18.7 million in fiscal 2020 and restructuring-related and other charges of $15.9 million in fiscal 2019. Adjusted EBIT, which excludes these charges, was $76.7 million in fiscal 2020, a decrease of 24.5% versus $101.5 million in fiscal 2019.

Cash Flow and Financial Position

For fiscal 2020, cash from operations was a record $549.9 million compared to $292.9 million during fiscal 2019. Capital expenditures during fiscal 2020 of $147.8 million compare to $136.8 million in fiscal 2019. Total debt at the end of fiscal 2020 was $2.54 billion compared to $2.53 billion a year ago. RPM’s net (of cash) debt-to-total capitalization ratio was 65.2% compared to 62.1% at May 31, 2019. RPM’s total liquidity at May 31, 2020, including cash and committed revolving credit facilities, was $1.28 billion.

“RPM’s cash flow was outstanding and reached a record, driven largely by good working capital management and margin improvement initiatives,” stated Sullivan.

Business Outlook

“After an interruption in our sales and earnings growth momentum due to lockdowns at the end of last fiscal year, for the first quarter we expect to resume the growth typical of recent quarters. Our fiscal 2021 first-quarter outlook is for net sales growth in low single digits and adjusted EBIT growth of 20% or more. After bottoming out in April and May, business has been trending better in the first quarter as many markets have re-opened,” stated Sullivan.

“Looking ahead to the full year of fiscal 2021, we anticipate our Construction Products Group and Performance Coatings Group could experience sales declines for the first three quarters and then turn positive in the fourth quarter. Our Consumer Group has continued its sales momentum into fiscal 2021. The Specialty Products Group is expected to face negative sales comparisons during the first two

RPM Reports Results for Fiscal 2020 Fourth Quarter and Year End

July 27, 2020

quarters, which should turn positive on the back half,” stated Sullivan. “These sales projections are based on the assumption that we do not experience a second wave of lockdowns related to Covid-19. Given the unprecedented volatility in our recent monthly sales and continued economic uncertainty related to the length and severity of the Covid-19 health crisis, we are not providing earnings guidance at this time for the full year of fiscal 2021.”

“We remain laser-focused on advancing our MAP to Growth program and managing our businesses to drive efficiency. We continue to identify numerous opportunities for self-improvement and remain on track to reach our targeted $290 million in annualized savings over the course of the program,” stated Sullivan.

Webcast and Conference Call Information

Management will host a conference call to discuss these results beginning at 10:00 a.m. EDT today. The call will be webcast, both live and as a replay, and can be accessed via the RPM web site at www.RPMinc.com.

The teleconference can be accessed by dialing 833-644-0685 or 918-922-6761 for international callers. Participants are asked to call the assigned number approximately 10 minutes before the call begins. The call, which will last approximately one hour, will be open to the public, but only financial analysts will be permitted to ask questions. The media and all other participants will be in a listen-only mode.

For those unable to listen to the live teleconference, a replay will be available from approximately 1:00 p.m. EDT on July 27, 2020 until 1:00 p.m. EDT on August 3, 2020. The replay can be accessed by dialing 855-859-2056 or 404-537-3406 for international callers. The access code is 8294392.

About RPM

RPM International Inc. owns subsidiaries that are world leaders in specialty coatings, sealants, building materials and related services. The company operates across four reportable segments: consumer, construction products, performance coatings and specialty products. RPM has a diverse portfolio with hundreds of market-leading brands, including Rust-Oleum, DAP, Zinsser, Varathane, Day-Glo, Legend Brands, Stonhard, Carboline, Tremco and Dryvit. From homes and workplaces, to infrastructure and precious landmarks, RPM’s brands are trusted by consumers and professionals alike to help build a better world. The company employs approximately 15,000 individuals worldwide. Visit www.rpminc.com to learn more.

For more information, contact Russell L. Gordon, vice president and chief financial officer, at 330-273-5090 or rgordon@rpminc.com.

# # #

Use of Non-GAAP Financial Information

To supplement the financial information presented in accordance with Generally Accepted Accounting Principles in the United States (“GAAP”) in this earnings release, we use EBIT, adjusted EBIT and adjusted earnings per share, which are all non-GAAP financial measures. EBIT is defined as earnings (loss) before interest and taxes, with adjusted EBIT and adjusted earnings per share provided for the purpose of adjusting for one-off items impacting revenues and/or expenses that are not considered by management to be indicative of ongoing operations. We evaluate the profit performance of our segments based

RPM Reports Results for Fiscal 2020 Fourth Quarter and Year End

July 27, 2020

on income before income taxes, but also look to EBIT as a performance evaluation measure because interest expense is essentially related to acquisitions, as opposed to segment operations. For that reason, we believe EBIT is also useful to investors as a metric in their investment decisions. EBIT should not be considered an alternative to, or more meaningful than, income before income taxes as determined in accordance with GAAP, since EBIT omits the impact of interest and investment income or expense in determining operating performance, which represent items necessary to our continued operations, given our level of indebtedness. Nonetheless, EBIT is a key measure expected by and useful to our fixed income investors, rating agencies and the banking community all of whom believe, and we concur, that this measure is critical to the capital markets’ analysis of our segments’ core operating performance. We also evaluate EBIT because it is clear that movements in EBIT impact our ability to attract financing. Our underwriters and bankers consistently require inclusion of this measure in offering memoranda in conjunction with any debt underwriting or bank financing. EBIT may not be indicative of our historical operating results, nor is it meant to be predictive of potential future results. See the financial statement section of this earnings release for a reconciliation of EBIT and adjusted EBIT to income before income taxes, and adjusted earnings per share to earnings per share. We have not provided a reconciliation of our first-quarter fiscal 2021 adjusted EBIT and adjusted earnings per share guidance, because material terms that impact such measures are not in our control and/or cannot be reasonably predicted, and therefore a reconciliation of such measures is not available without unreasonable effort.

Forward-Looking Statements

This press release contains “forward-looking statements” relating to our business. These forward-looking statements, or other statements made by us, are made based on our expectations and beliefs concerning future events impacting us and are subject to uncertainties and factors (including those specified below), which are difficult to predict and, in many instances, are beyond our control. As a result, our actual results could differ materially from those expressed in or implied by any such forward-looking statements. These uncertainties and factors include (a) global markets and general economic conditions, including uncertainties surrounding the volatility in financial markets, the availability of capital and the effect of changes in interest rates, and the viability of banks and other financial institutions; (b) the prices, supply and capacity of raw materials, including assorted pigments, resins, solvents, and other natural gas- and oil-based materials; packaging, including plastic and metal containers; and transportation services, including fuel surcharges; (c) continued growth in demand for our products; (d) legal, environmental and litigation risks inherent in our construction and chemicals businesses and risks related to the adequacy of our insurance coverage for such matters; (e) the effect of changes in interest rates; (f) the effect of fluctuations in currency exchange rates upon our foreign operations; (g) the effect of non-currency risks of investing in and conducting operations in foreign countries, including those relating to domestic and international political, social, economic and regulatory factors; (h) risks and uncertainties associated with our ongoing acquisition and divestiture activities; (i) the timing of and the realization of anticipated cost savings from restructuring initiatives and the ability to identify additional cost savings opportunities; (j) risks related to the adequacy of our contingent liability reserves; and (k) risks relating to the recent outbreak of the coronavirus (Covid-19); and (l) other risks detailed in our filings with the Securities and Exchange Commission, including the risk factors set forth in our Annual Report on Form 10-K for the year ended May 31, 2019, as the same may be updated from time to time. We do not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release.

CONSOLIDATED STATEMENTS OF INCOME

IN THOUSANDS, EXCEPT PER SHARE DATA

(Unaudited)

	Three Months Ended		Year Ended
	May 31,	May 31,	May 31,	May 31,
	2020	2019	2020	2019
Net Sales	$1,458,962	$1,601,401	$5,506,994	$5,564,551
Cost of sales	905,006	965,588	3,414,139	3,476,231

Gross profit	553,956	635,813	2,092,855	2,088,320
Selling, general & administrative expenses	362,861	422,983	1,548,653	1,596,043
Restructuring charges	14,344	5,831	33,108	42,310
Other intangible asset impairments	—	2,201	—	4,190
Interest expense	22,372	28,334	101,003	102,392
Investment expense (income), net	615	(604)	(9,739)	(730)
Other expense, net	6,909	218	12,066	4,270

Income before income taxes	146,855	176,850	407,764	339,845
Provision for income taxes	37,680	43,018	102,682	72,158

Net income	109,175	133,832	305,082	267,687
Less: Net income (loss) attributable to noncontrolling interests	(139)	452	697	1,129

Net income attributable to RPM International Inc. Stockholders	$109,314	$133,380	$304,385	$266,558

Earnings per share of common stock attributable to RPM International Inc. Stockholders:
Basic	$0.85	$1.03	$2.35	$2.03

Diluted	$0.84	$1.02	$2.34	$2.01

Average shares of common stock outstanding - basic	128,155	129,167	128,468	130,552

Average shares of common stock outstanding - diluted	129,623	131,175	129,974	134,333

SUPPLEMENTAL SEGMENT INFORMATION

IN THOUSANDS

(Unaudited)

	Three Months Ended		Year Ended
	May 31	May 31	May 31	May 31
	2020	2019	2020	2019
Net Sales:
CPG Segment	$472,408	$559,622	$1,880,105	$1,899,744
PCG Segment	235,063	294,514	1,080,701	1,136,119
Consumer Segment	616,246	577,522	1,945,220	1,858,453
SPG Segment	135,245	169,743	600,968	670,235

Total	$1,458,962	$1,601,401	$5,506,994	$5,564,551

Income Before Income Taxes:
CPG Segment
Income Before Income Taxes (a)	$70,339	$82,448	$209,663	$178,823
Interest (Expense), Net (b)	(2,033)	(1,366)	(8,265)	(8,334)

EBIT (c)	72,372	83,814	217,928	187,157
2020 MAP to Growth related initiatives (d)	5,992	4,135	14,702	13,046
Acquisition-related costs (e)	—	—	548	1,167
Adjustment to exit Flowcrete China (h)	(1,039)	—	(1,039)	—

Adjusted EBIT	$77,325	$87,949	$232,139	$201,370

PCG Segment
Income Before Income Taxes (a)	$18,728	$32,398	$102,345	$77,388
Interest Income (Expense), Net (b)	(2)	(79)	18	(481)

EBIT (c)	18,730	32,477	102,327	77,869
2020 MAP to Growth related initiatives (d)	4,854	2,100	19,247	33,558
Acquisition-related costs (e)	66	—	184	1,824
Loss on South Africa Business (g)	—	—	—	540
Unusual executive costs, net of insurance proceeds (i)	—	127	—	127

Adjusted EBIT	$23,650	$34,704	$121,758	$113,918

Consumer Segment
Income Before Income Taxes (a)	$74,612	$99,371	$198,024	$217,448
Interest (Expense), Net (b)	(54)	(122)	(272)	(538)

EBIT (c)	74,666	99,493	198,296	217,986
2020 MAP to Growth related initiatives (d)	29,799	9,327	54,695	12,931

Adjusted EBIT	$104,465	$108,820	$252,991	$230,917

SPG Segment
Income Before Income Taxes (a)	$2,901	$19,968	$57,933	$86,018
Interest Income (Expense), Net (b)	(57)	93	(62)	425

EBIT (c)	2,958	19,875	57,995	85,593
2020 MAP to Growth related initiatives (d)	4,371	4,207	18,485	13,849
Acquisition-related costs (e)	—	—	187	—
Unusual executive costs, net of insurance proceeds (i)	—	2,079	—	2,079

Adjusted EBIT	$7,329	$26,161	$76,667	$101,521

Corporate/Other
(Expense) Before Income Taxes (a)	$(19,725)	$(57,335)	$(160,201)	$(219,832)
Interest (Expense), Net (b)	(20,841)	(26,256)	(82,683)	(92,734)

EBIT (c)	1,116	(31,079)	(77,518)	(127,098)
2020 MAP to Growth related initiatives (d)	1,420	8,225	15,960	37,165
Convertible debt extinguishment (f)	—	—	—	3,052
Unusual executive costs, net of insurance proceeds (i)	(1,696)	6,634	(1,696)	6,634

Adjusted EBIT	$840	$(16,220)	$(63,254)	$(80,247)

Consolidated
Income Before Income Taxes (a)	$146,855	$176,850	$407,764	$339,845
Interest (Expense)	$(22,372)	(28,334)	$(101,003)	(102,392)
Investment Income (Expense), Net	(615)	604	9,739	730

EBIT (c)	169,842	204,580	499,028	441,507
2020 MAP to Growth related initiatives (d)	46,436	27,994	123,089	110,549
Acquisition-related costs (e)	66	—	919	2,991
Convertible debt extinguishment (f)	—	—	—	3,052
Loss on South Africa Business (g)	—	—	—	540
Adjustment to exit Flowcrete China (h)	(1,039)	—	(1,039)	—
Unusual executive costs, net of insurance proceeds (i)	(1,696)	8,840	(1,696)	8,840

Adjusted EBIT	$213,609	$241,414	$620,301	$567,479

(a)	The presentation includes a reconciliation of Income (Loss) Before Income Taxes, a measure defined by Generally Accepted Accounting Principles in the United States (GAAP), to EBIT and Adjusted EBIT.
(b)	Interest income (expense), net includes the combination of interest income (expense) and investment income (expense), net.
(c)

EBIT is defined as earnings (loss) before interest and taxes, with Adjusted EBIT provided for the purpose of adjusting for items impacting earnings that are not considered by management to be indicative of ongoing operations. We evaluate the profit performance of our segments based on income before income taxes, but also look to EBIT as a performance evaluation measure because interest expense is essentially related to acquisitions, as opposed to segment operations. For that reason, we believe EBIT is also useful to investors as a metric in their investment decisions. EBIT should not be considered an alternative to, or more meaningful than, income before income taxes as determined in accordance with GAAP, since EBIT omits the impact of interest and investment income or expense in determining operating performance, which represent items necessary to our continued operations, given our level of indebtedness. Nonetheless, EBIT is a key measure expected by and useful to our fixed income investors, rating agencies and the banking community all of whom believe, and we concur, that this measure is critical to the capital markets’ analysis of our segments’ core operating performance. We also evaluate EBIT because it is clear that movements in EBIT impact our ability to attract financing. Our underwriters and bankers consistently require inclusion of this measure in offering memoranda in conjunction with any debt underwriting or bank financing. EBIT may not be indicative of our historical operating results, nor is it meant to be predictive of potential future results.

(d)

Reflects restructuring and other charges, all of which have been incurred in relation to our 2020 Margin Acceleration Plan initiatives, as follows. During fiscal 2020: headcount reductions, closures of facilities and related costs (including asset impairment), all of which have been recorded in “Restructuring Expense”; inventory-related charges that reflect product line, SKU rationalization, and closure of a business at our Consumer Segment, as well as inventory write-offs in connection with restructuring activities at our Construction Products, Performance Coatings, and Specialty Products Segments, all of which have been recorded in “Cost of Sales”; accelerated expense related to the shortened useful lives of facilities, equipment, ERP systems, and intangibles that are currently in use, but are in the process of being retired associated with facility closures, exiting a business, increases in our allowance for doubtful accounts deemed uncollectible as a result of a change in market and leadership strategy, costs associated with exiting unprofitable product lines & regions, net losses incurred upon divestitures of businesses and/or assets, implementation costs associated with our ERP consolidation plan, professional fees incurred in connection with our 2020 MAP to Growth, and unusual compensation costs that resulted from executive departures related to our 2020 MAP to Growth, including stock compensation plan, all of which have been recorded in “SG&A”; and costs associated with exiting licensing agreements, which was recorded in “Other Expense (Income), Net”. During fiscal 2019: headcount reductions, closures of facilities, and accelerated vesting of equity awards in connection with key executives, all of which are included in “Restructuring Expense”; inventory-related charges reflecting a true-up of fiscal 2018 inventory write-offs, SKU rationalization, and more proactive management of inventory at our Consumer Segment and inventory write-offs and disposals at our Construction Products and Performance Coatings Segments all of which are included in “Cost of Sales”; accelerated depreciation expense related to the shortened useful lives of facilities being prepared for closure; net gain incurred upon divestiture of business and/or assets, increases in our allowance for doubtful accounts deemed uncollectible as a result of a change in market and leadership strategy, implementation costs associated with our ERP consolidation plan, professional fees incurred in connection with our restructuring plan implementation as well as the negotiation of a cooperation agreement, and unusual compensation costs that resulted from executive departures related to our 2020 MAP to Growth, including stock and deferred compensation plan arrangements, all of which have been recorded in “SG&A.”

(e)	Acquisition costs reflect amounts included in gross profit for inventory disposals and step-ups related to recent acquisitions.
(f)	Reflects the net loss on redemption of our convertible notes incurred during the second quarter of fiscal 2019.
(g)	Reflects other expense associated with a change in ownership of a business in South Africa, as required by local legislation in order to qualify for doing business in South Africa.
(h)

In FY18, we added back a charge to exit our Flowcrete China business. Included in that charge from FY18 was an accrual for a contingent liability. During Q4 2020, the contingent liability was resolved, and a favorable adjustment of ~ $1.0 million was recognized.

(i)	Reflects unusual compensation costs, net of insurance proceeds, recorded unrelated to our 2020 MAP to Growth initiative, including stock and deferred compensation plan arrangements.

SUPPLEMENTAL INFORMATION

RECONCILIATION OF “REPORTED” TO “ADJUSTED” AMOUNTS

(Unaudited)

	Three Months Ended		Year Ended
	May 31	May 31	May 31	May 31
	2020	2019	2020	2019
Reconciliation of Reported Earnings per Diluted Share to Adjusted Earnings per Diluted Share (All amounts presented after-tax):
Reported Earnings per Diluted Share	$0.84	$1.02	$2.34	$2.01
2020 MAP to Growth related initiatives (d)	0.30	0.16	0.75	0.64
Acquisition-related costs (e)	—	—	0.01	0.03
Adjustment to exit Flowcrete China (h)	(0.01)	—	(0.01)	—
Unusual executive costs, net of insurance proceeds (i)	(0.01)	0.05	(0.01)	0.05
Discrete Tax Adjustment (j)	—	—	—	(0.08)
Investment returns (k)	0.01	0.01	(0.01)	0.06

Adjusted Earnings per Diluted Share (l)	$1.13	$1.24	$3.07	$2.71

(d)

Reflects restructuring and other charges, all of which have been incurred in relation to our 2020 Margin Acceleration Plan initiatives, as follows. During fiscal 2020: headcount reductions, closures of facilities and related costs (including asset impairment), all of which have been recorded in “Restructuring Expense”; inventory-related charges that reflect product line, SKU rationalization, and closure of a business at our Consumer Segment, as well as inventory write-offs in connection with restructuring activities at our Construction Products, Performance Coatings, and Specialty Products Segments, all of which have been recorded in “Cost of Sales”; accelerated expense related to the shortened useful lives of facilities, equipment, ERP systems, and intangibles that are currently in use, but are in the process of being retired associated with facility closures, exiting a business, increases in our allowance for doubtful accounts deemed uncollectible as a result of a change in market and leadership strategy, costs associated with exiting unprofitable product lines & regions, net losses incurred upon divestitures of businesses and/or assets, implementation costs associated with our ERP consolidation plan, professional fees incurred in connection with our 2020 MAP to Growth, and unusual compensation costs that resulted from executive departures related to our 2020 MAP to Growth, including stock compensation plan, all of which have been recorded in “SG&A”; and costs associated with exiting licensing agreements, which was recorded in “Other Expense (Income), Net”. During fiscal 2019: headcount reductions, closures of facilities, and accelerated vesting of equity awards in connection with key executives, all of which are included in “Restructuring Expense”; inventory-related charges reflecting a true-up of fiscal 2018 inventory write-offs, SKU rationalization, and more proactive management of inventory at our Consumer Segment and inventory write-offs and disposals at our Construction Products and Performance Coatings Segments all of which are included in “Cost of Sales”; accelerated depreciation expense related to the shortened useful lives of facilities being prepared for closure; net gain incurred upon divestiture of business and/or assets, increases in our allowance for doubtful accounts deemed uncollectible as a result of a change in market and leadership strategy, implementation costs associated with our ERP consolidation plan, professional fees incurred in connection with our restructuring plan implementation as well as the negotiation of a cooperation agreement, and unusual compensation costs that resulted from executive departures related to our 2020 MAP to Growth, including stock and deferred compensation plan arrangements, all of which have been recorded in “SG&A.”

(e)	Acquisition costs reflect amounts included in gross profit for inventory disposals and step-ups related to recent acquisitions.
(h)

In FY18, we added back a charge to exit our Flowcrete China business. Included in that charge from FY18 was an accrual for a contingent liability. During Q4 2020, the contingent liability was resolved, and a favorable adjustment of ~ $1.0 million was recognized.

(i)	Reflects unusual compensation costs, net of insurance proceeds, recorded unrelated to our 2020 MAP to Growth initiative, including stock and deferred compensation plan arrangements.
(j)	Discrete tax adjustments due to U.S. income tax reform.
(k)

Investment returns include realized net gains and losses on sales of investments and unrealized net gains and losses on equity securities, which are adjusted due to their inherent volatility. Management does not consider these gains and losses, which cannot be predicted with any level of certainty, to be reflective of the Company’s core business operations.

(l)	Adjusted EPS is provided for the purpose of adjusting diluted earnings per share for items impacting earnings that are not considered by management to be indicative of ongoing operations.

CONSOLIDATED BALANCE SHEETS

IN THOUSANDS

(Unaudited)

	May 31, 2020	May 31, 2019
Assets
Current Assets
Cash and cash equivalents	$233,416	$223,168
Trade accounts receivable	1,193,804	1,287,098
Allowance for doubtful accounts	(55,847)	(54,748)

Net trade accounts receivable	1,137,957	1,232,350
Inventories	810,448	841,873
Prepaid expenses and other current assets	241,608	220,701

Total current assets	2,423,429	2,518,092

Property, Plant and Equipment, at Cost	1,755,190	1,662,859
Allowance for depreciation	(905,504)	(843,648)

Property, plant and equipment, net	849,686	819,211

Other Assets
Goodwill	1,250,066	1,245,762
Other intangible assets, net of amortization	584,380	601,082
Operating lease right-of-use assets	284,491	—
Deferred income taxes, non-current	30,894	34,908
Other	208,008	222,300

Total other assets	2,357,839	2,104,052

Total Assets	$5,630,954	$5,441,355

Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable	$535,311	$556,696
Current portion of long-term debt	80,890	552,446
Accrued compensation and benefits	185,531	193,345
Accrued losses	20,021	19,899
Other accrued liabilities	271,827	217,019

Total current liabilities	1,093,580	1,539,405

Long-Term Liabilities
Long-term debt, less current maturities	2,458,290	1,973,462
Operating lease liabilities	244,691	—
Other long-term liabilities	510,175	405,040
Deferred income taxes	59,555	114,843

Total long-term liabilities	3,272,711	2,493,345

Total liabilities	4,366,291	4,032,750

Stockholders’ Equity
Preferred stock; none issued	—	—
Common stock (outstanding 129,511; 130,955)	1,295	1,310
Paid-in capital	1,014,428	994,508
Treasury stock, at cost	(580,117)	(437,290)
Accumulated other comprehensive (loss)	(717,497)	(577,628)
Retained earnings	1,544,336	1,425,052

Total RPM International Inc. stockholders’ equity	1,262,445	1,405,952
Noncontrolling interest	2,218	2,653

Total equity	1,264,663	1,408,605

Total Liabilities and Stockholders’ Equity	$5,630,954	$5,441,355

CONSOLIDATED STATEMENTS OF CASH FLOWS

IN THOUSANDS

(Unaudited)

	Year Ended May 31,
	2020	2019
Cash Flows From Operating Activities:
Net income	$305,082	$267,687
Adjustments to reconcile net income to net
cash provided by (used for) operating activities:
Depreciation and amortization	156,842	141,742
Restructuring charges, net of payments	6,831	8,072
Goodwill, intangible, and other asset impairments	—	4,190
Fair value adjustments to contingent earnout obligations, net	680	1,918
Deferred income taxes	(12,150)	5,434
Stock-based compensation expense	19,789	31,154
Other non-cash interest expense	—	1,552
Realized/unrealized (gains) losses on sales of marketable securities	(1,132)	7,613
Loss on extinguishment of debt	—	3,051
Other	(77)	(3,288)
Changes in assets and liabilities, net of effect
from purchases and sales of businesses:
Decrease (increase) in receivables	82,060	(131,204)
Decrease (increase) in inventory	21,309	(16,829)
Decrease (increase) in prepaid expenses and other	17,614	(14,826)
current and long-term assets
(Decrease) in accounts payable	(27,111)	(29,628)
(Decrease) increase in accrued compensation and benefits	(6,198)	19,241
Increase (decrease) in accrued losses	487	(1,803)
(Decrease) in other accrued liabilities	(23,665)	(5,232)
Other	9,558	4,097

Cash Provided By Operating Activities	549,919	292,941

Cash Flows From Investing Activities:
Capital expenditures	(147,756)	(136,757)
Acquisition of businesses, net of cash acquired	(65,102)	(168,205)
Purchase of marketable securities	(28,891)	(19,787)
Proceeds from sales of marketable securities	31,337	69,743
Other	799	6,760

Cash (Used For) Investing Activities	(209,613)	(248,246)

Cash Flows From Financing Activities:
Additions to long-term and short-term debt	485,306	628,083
Reductions of long-term and short-term debt	(471,035)	(273,109)
Cash dividends	(185,101)	(181,409)
Repurchases of common stock	(125,000)	(200,222)
Shares of common stock returned for taxes	(18,075)	(21,758)
Payments of acquisition-related contingent consideration	(606)	(4,066)
Other	(2,359)	(1,361)

Cash (Used For) Provided By Financing Activities	(316,870)	(53,842)

Effect of Exchange Rate Changes on Cash and Cash Equivalents	(13,188)	(12,107)

Net Change in Cash and Cash Equivalents	10,248	(21,254)
Cash and Cash Equivalents at Beginning of Period	223,168	244,422

Cash and Cash Equivalents at End of Period	$233,416	$223,168